Exhibit 99.1

Filed by Horizon Bancorp pursuant to
Rule 425 under the Securities Act of 1933

 Subject Company: LaPorte Bancorp, Inc.
SEC Registration Statement No. 333-211442

Date: June 16, 2016

FOR IMMEDIATE RELEASE

Horizon Bancorp and LaPorte Bancorp, Inc. Announce
Receipt of Regulatory Approvals and Election Deadline

Michigan City, IN and LaPorte, IN (June 16, 2016) – Horizon Bancorp (NASDAQ GS: HBNC, “Horizon”) and LaPorte Bancorp, Inc. (NASDAQ: LPSB, “LaPorte Bancorp”), jointly announced that the Office of the Comptroller of the Currency and the Federal Reserve Board have approved or not objected to the proposed merger of LaPorte Bancorp and its wholly-owned subsidiary, The LaPorte Savings Bank, with and into Horizon’s wholly-owned bank subsidiary, Horizon Bank, N.A.

“We are very pleased to have received these regulatory approvals to complete the merger and that the approval process went smoothly and efficiently,” said Craig Dwight, Chairman and Chief Executive Officer of Horizon.  “This helps keep us on target to complete the merger by our original target date of July 2016,” continued Dwight.

Michele Thompson, President and Chief Financial Officer of LaPorte Bancorp, stated, “I am extremely happy with the progress being made by both The LaPorte Savings Bank and Horizon Bank integration teams, and we are pleased that these regulatory approvals have been obtained in such a timely fashion.  I am confident that our teams will continue to work well together, meeting the anticipated closing date of the merger.”

The merger is expected to be completed in July 2016 and remains subject to approval by LaPorte Bancorp’s stockholders as well as the satisfaction of various other closing conditions.  LaPorte Bancorp will hold its special meeting of stockholders to approve the merger on Monday, July 11, 2016, at 5:00 PM, local time, at the main office of The LaPorte Savings Bank located at 710 Indiana Avenue, LaPorte, Indiana 46350.

Additionally, Horizon and LaPorte Bancorp announced that the election deadline for LaPorte Bancorp stockholders to elect the type of merger consideration they will receive, subject to allocation and proration procedures, is 5:00 p.m., Eastern Time, on July 8, 2016. The merger agreement provides that 65% of the outstanding shares of LaPorte Bancorp common stock will be exchanged for Horizon common stock and 35% of the outstanding shares of LaPorte Bancorp common stock will be exchanged for cash. When the elections of all LaPorte Bancorp stockholders have been received, Horizon will determine the exact amount of cash and/or shares of Horizon common stock to be distributed to LaPorte Bancorp stockholders based on their election choices and the proration procedures described in the merger agreement and the proxy statement/prospectus.

About Horizon Bancorp
Horizon Bancorp is a locally owned, independent, commercial bank holding company serving northern and central Indiana and southwest and central Michigan through its commercial banking subsidiary Horizon Bank, NA.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.horizonbank.com.  Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.

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Page 2: Cont. Horizon Bancorp & LaPorte Bancorp, Inc. Regulatory Approval

About LaPorte Bancorp, Inc.
LaPorte Bancorp, Inc. is an Indiana corporation headquartered in LaPorte, Indiana with The LaPorte Savings Bank as its wholly owned subsidiary.  The LaPorte Savings Bank was founded in 1871 and offers a full range of banking services with seven branch locations serving northeast Indiana and a loan production office in Saint Joseph, Michigan.  LaPorte Bancorp may be reached online at www.laportesavingsbank.com.  Its common stock is traded on the NASDAQ Capital Market under the symbol LPSB.

Additional Information
In connection with the proposed merger, on May 18, 2016, Horizon filed with the SEC a Registration Statement on Form S-4 that includes a proxy statement of LaPorte Bancorp and a prospectus of Horizon, as well as other relevant documents concerning the proposed transaction. The Form S-4 has been declared effective and \the definitive proxy statement/prospectus has been mailed to stockholders of LaPorte Bancorp on or about June 8, 2016. Stockholders and investors are urged to read the Registration Statement and the proxy statement/prospectus regarding the merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information.

A free copy of the proxy statement/prospectus, as well as any other documents either Horizon or LaPorte Bancorp has filed with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, you may obtain copies of these documents, free of charge, from Horizon at www.horizonbank.com under the tab “About Us – Investor Relations – Documents – SEC Filings” and from LaPorte Bancorp at www.laportesavingsbank.com under the tab “About Us – Investor Relations”. Alternatively, these documents can be obtained free of charge from Horizon upon written request to Horizon Bancorp, Attn: Dona Lucker, Shareholder Relations Officer, 515 Franklin Square, Michigan City, Indiana 46360 or by calling (219) 874-9272, or from LaPorte Bancorp upon written request to LaPorte Bancorp, Inc., Attn: Michele Thompson, 710 Indiana Avenue, LaPorte, Indiana 46350 or by calling (219) 362-7511.  The information available through Horizon’s website and LaPorte Bancorp’s website is not and shall not be deemed part of this press release or incorporated by reference into other filings either Horizon or LaPorte Bancorp makes with the SEC. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Horizon and LaPorte Bancorp and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of LaPorte Bancorp in connection with the proposed merger. Information about the directors and executive officers of Horizon is set forth in Horizon’s Annual Report on Form 10-K filed with the SEC on February 29, 2016 and in the proxy statement for Horizon’s 2016 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 15, 2016. Information about the directors and executive officers of LaPorte Bancorp is set forth in LaPorte Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 24, 2016. Additional information regarding the interests of these participants and any other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger. Free copies of this document may be obtained as described in the preceding paragraph.

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Page 3: Cont. Horizon Bancorp & LaPorte Bancorp, Inc. Regulatory Approval

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon and LaPorte Bancorp. For these statements, Horizon and LaPorte Bancorp claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon and LaPorte Bancorp, including the information in the filings each makes with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Horizon and LaPorte Bancorp have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although Horizon’s and LaPorte Bancorp’s management believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s and LaPorte Bancorp’s respective Annual Reports on Form 10-K and other periodic filings with the Securities and Exchange Commission.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon and LaPorte Bancorp do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Horizon Contact Information: Craig M. Dwight Chairman and Chief Executive Officer Phone: (219) 873-2725 Mark E. Secor Chief Financial Officer Phone: (219) 873-2611 Fax: (219) 874-9280	LaPorte Bancorp Contact Information: Lee A. Brady Chief Executive Officer Phone: (219) 362-7511 Michele M. Thompson President and Chief Financial Officer Phone: (219) 362-7511

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